Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF FORMATION
OF
NFE FINANCIAL HOLDINGS LLC

This Certificate of Amendment to the Certificate of Formation, dated November 7, 2018, has been duly executed and is filed pursuant to Section 18-202 of the Delaware Limited Liability Company Act (the “Act”) to amend the Certificate of Formation filed on August 6, 2018, (the “Certificate of Formation”) of NFE Financial Holdings LLC, a Delaware limited liability company (the “Company”), under the Act.

1.	The name of the Company is NFE Financial Holdings LLC.

2.	The Certificate of Formation of the Company is hereby amended so that Article 1 is amended and restated in its entirety as follows:

1.          The name of the Company is: “New Fortress Energy LLC”.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the date first written above.

NFE FINANCIAL HOLDINGS LLC

By:	/s/ Cameron MacDougall
Name:	Cameron MacDougall
Title:	Authorized Signatory